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Companies (AVNT)                                                       Page 1

AVANT! AND TECHNOLOGY MODELING ASSOCIATES (TMA) AGREE TO MERGE;   /PR NEWSWIRE/
AVANT! IS THE TRUE DEEP-SUBMICRON ICDA LEADER

SEPTEMBER 8, 1997 8:11 AM EDT

FREMONT, Calif., Sept. 8/PRNewswire/ -- Avant! Corporation (Nasdaq:AVNT) and Technology Modeling Associates, Inc. (Nasdaq: TMAI) today announced the signing of a definitive agreement to merge. Gerald C. Hsu will remain as chairman, president and CEO of Avant! Corporation. Roy E. Jewell, president and CEO of TMA, will become the vice president of Avant!'s TCAD Business Unit.

The merger agreement provides that Avant! will issue shares of Avant! common stock in exchange for all outstanding TMA equity. Total value of the deal is approximately $150 million. The proposed merger transaction is structured as a tax-free reorganization and will be accounted for as a pooling of interests and is expected to close in the fourth quarter of 1997. The closing of the merger is subject to regulatory and stockholder approval, the availability of pooling-of-interests accounting treatment, and other customary closing conditions.

"Our rapid internal growth and aggressive strategic acquisitions have made Avant! the fastest growing company in EDA history. We have merged winning technologies and companies to create a strong leadership position in the IC design automation (ICDA) market, from concept to silicon and front to back solutions. These solutions range from logical simulation, floorplanning, place and route, formal and physical verification, and circuit simulation to signal analysis tools," stated Gerald C. Hsu, chairman, president, and CEO of Avant! Corporation. "TMA is the leader in the commercial technology computer-aided design (TCAD) area, which is essential for developing manufacturable, next-generation fabrication processes and devices as well as accurately calibrating higher level design tools to deep-submicron silicon. We believe that the strong synergy between TCAD tools and Avant!'s best-in-class circuit simulation, verification, and analysis tools assures that designers of complex IC's will achieve silicon success. This acquisition gives Avant! the ability to create the unique ECAD-to-TCAD solution."

Roy E. Jewell, president and CEO of TMA, said, "TMA brings tremendous expertise to Avant! in the area of process and device simulations, and relationships with key silicon vendors and semiconductor foundries around the world. The market opportunity for physical simulation has been growing steadily as deep-submicron (DSM) and new very deep-submicron (VDSM) processes have started to come on line. We are looking forward to combining TMA's product offerings with Avant!'s leading ICDA tools and strong worldwide distribution channels. The combination of Avant! and TMA, allowing ECAD to comprehend underlying technology through TCAD, now establishes Avant! as the indisputable leading ICDA company for the VDSM age."

    About Technology Modeling Associates, Inc. (TMA)

TMA develops and licenses physical simulation software for integrated circuit design and manufacturing, providing analysis capabilities from process specification and mask layout to final circuit performance. TMA, founded in 1979, is based in Sunnyvale, California, U.S.A., with sales and support locations worldwide, World Wide Web site: http:/www.tmai.com. E-mail: tma_news@tmai.com.

About Avant!

Avant! (pronounced ah VANH tee) Corporation develops, markets, and supports integrated circuit design automation (ICDA) software for the simulation layout, verification, and analysis of deep submicron ICs including microprocessors, microcontrollers, application-specific standard products (ASSPs) and complex application-specific integrated circuits (ASICs). The company has its new headquarters in Fremont, California. Telephone:
+1-510-413-8000. Fax: +1-510-413-8080. Worldwide Web:
http://www.avanticorp.com.

Avant! is a trademark of Avant! Corporation. TMA is trademark of Technology Modeling Associates, Inc. All other company and product names mentioned herein are trademarks or registered trademarks of their respective owners and should be treated as such.

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Companies (AVNT)                                                      Page 2

Except for any historical information presented herein, matters presented in this press release are forward-looking statements that involve risks and uncertainties. The Company's future results could differ materially from the results presented herein. Factors that could cause or contribute to such differences include, but are not limited to, obtaining regulatory and stockholder approval and satisfaction of the other conditions to closing, as well as the ability of the companies to successfully integrate their operations, and those discussed from time to time in the companies' public reports filed with the Securites and Exchange Commission, including those discussed in Avant!'s report on Form 10-K for the year ended December
31, 1996, and including the risks discussed in the "Risk Factors" section included in Avant!'s Registration Statement on Form S-3 as declared effective by the Securities and Exchange Commission on January 31, 1997. SOURCE Avant! Corporation

-C- PR Newswire. All rights reserved.

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